Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FIRST QUARTER 2004 RESULTS

•      Telecommunications Revenue up 17%, Adjusted Operating Cash Flow up 13%

•      Rainbow Media Core Networks Revenue up 59%, Adjusted Operating Cash Flow up 62%

•      Strong Revenue Generating Unit Growth - up 23%

Bethpage, N.Y., May 10, 2004 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter 2004.  Today’s results include the effect of the restatement of the company’s 2003 results to record the effect of adjustments for amounts improperly recognized in earlier periods.

Consolidated first quarter net revenues increased 19% to $1.2 billion compared to the prior year period based on continued strong growth at both the Telecommunications Services and Rainbow Media’s Core Networks divisions.  Consolidated operating loss totaled $9.6 million, compared to operating income of $31.6 million in the prior year period.  Consolidated adjusted operating cash flow for the quarter declined 8% to $267.7 million compared to the year-earlier period.  The operating loss and decline in adjusted operating cash flow were primarily due to costs associated with the launch of VOOM, the company’s direct broadcast satellite service, and lower revenue and higher expenses at Madison Square Garden.  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 5 for a discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of adjusted operating cash flow to operating income (loss) and net loss.

Telecommunications Services first quarter 2004 net revenues rose 17% to $740.1 million and operating income increased 80% to $84.8 million, both compared to the prior year period.  AOCF increased 13% to $275.0 million compared to the year-earlier period and in 2004 includes $13.5 million of legal and indemnification expenses and retroactive 2003 programming cost increases related to the agreement with the YES Network.  The increases in revenue, operating income, and AOCF reflect continued strong customer demand for the company’s high-speed data service, digital video service and Lightpath’s business services.

Rainbow Media’s Core Networks (AMC, IFC (The Independent Film Channel), WE: Women’s Entertainment and Consolidated Regional Sports) first quarter net revenues increased 59% to $222.4 million.  Operating income increased 47% to $65.9 million and AOCF increased 62% to $87.4 million, each compared to the year-earlier quarter.  The consolidation of Fox Sports Chicago and Bay Area and strong increases in advertising revenue and affiliate fee revenue helped to drive the solid revenue, operating income and adjusted operating cash flow results.

Cablevision President and CEO James L. Dolan commented:  “Our strong first quarter performance is an impressive start to an important year for Cablevision as we prepare for the spin off of our satellite, national programming, and theatre assets.  The significant growth in our cable, Lightpath and high-speed businesses reflects our network integrity, market momentum and overall success in executing a digital strategy that is key to Cablevision’s future.  Our consumer and business services reported a 17% increase in net revenues, powered by strong demand for iO: Interactive Optimum and Optimum Online, each of which now serve more than 1 million customers.  Cablevision’s Optimum Voice service posted strong gains in the first quarter as well, more than doubling its subscriber number to 70,800.”

Mr. Dolan continued:  “Rainbow Media’s national networks also generated outstanding results for the first quarter.  Driven largely by significant increases in both advertising revenue and affiliate fee revenue, the core networks reported a 59% increase in net revenues.”

“Cablevision has made significant progress in the implementation of our plans to create two distinct companies.  We announced a proposed corporate structure for the new entity, to be called Rainbow Media Enterprises, that will ensure the continued growth of the satellite, national programming and theatre businesses and we made executive appointments that solidify the management teams of both Cablevision and Rainbow Media.  We are confident that both companies will be well-positioned to seize the opportunities that lay ahead,” concluded Mr. Dolan.

Telecommunications Services

Telecommunications Services is comprised of:

•                  Consumer Services:  analog and digital video, high-speed data (HSD), residential voice and R&D/Technology, and

•                  Business Services:  Lightpath’s commercial telephone, HSD and broadband businesses

Consumer Services

First quarter net revenues increased 17% to $697.3 million compared to the prior year period.  Operating income increased 74% to $88.4 million, and AOCF rose 13% to $258.0 million, each compared to the year-earlier period.

Highlights include:

•                  5,207,000 Revenue Generating Units, up 262,900 or 5% from December, and up 989,400 or 23% from the prior year period

•                  iO: Interactive Optimum digital video customers now exceed 1,000,000, up 150,200 for the quarter with a penetration rate of 35.9%

•                  Optimum Online HSD customers up 71,900 to 1,129,000 for the quarter with a penetration rate of 25.6%

•                  Optimum Voice (the company’s new residential VoIP service) customers up 42,200 for the quarter, or 3,200 per week, to 70,800

•                  Basic video subscribers decreased 820 for the quarter

•                  Total consumer revenue per basic video customer up 18% to $79.02, compared to $67.02 at March 31, 2003

•                  VOD/SVOD revenue of $6.13 per digital subscriber per month, up 46% from the prior year period’s $4.21

•                  A 7% increase in advertising revenue from the prior year period

•                  AOCF margin of 37.0% compared to 37.2% at December 31, 2003 and 38.3% at March 31, 2003.  The first quarter 2004 AOCF margin, excluding $13.5 million of YES related, non-recurring expenses was 38.9%.

Business Services - Lightpath

First quarter net revenues increased 9% compared to the prior year period to $47.1 million.  The operating loss remained constant at $3.6 million compared to the prior year period.  AOCF increased 13% to $17.1 million, compared to the prior year period.  The revenue and AOCF growth was attributable to a 51% increase in the number of Business Class Optimum Online customers, strong transmission revenue growth and lower bad debt expense, offset by a mandated 58% reduction in access revenue.

Rainbow

Rainbow Media Holdings LLC (Rainbow), a wholly-owned subsidiary of the company, includes the following businesses:  AMC, IFC, WE, fuse, Mag Rack and five local News 12 Networks operating on Long Island, in New Jersey, Westchester, Connecticut and the Bronx, as well as three local MetroChannels and Rainbow Advertising Sales Corp.  Rainbow, through its 60% ownership interest in Regional Programming Partners (40% owned by Fox Sports), also owns interests in Madison Square Garden, Radio City Entertainment, and

five regional Fox Sports Net channels outside the New York market, and Rainbow owns a 50% interest in the Fox Sports Net national service.

AMC/IFC/WE

First quarter 2004 net revenues increased 21% to $126.2 million, operating income increased 16% to $44.3 million and AOCF increased 37% to $60.7 million, each compared to the year-ago period.  This growth was driven by gains in the number of WE and IFC viewing subscribers of 9% and 19%, respectively, resulting in higher affiliate fee revenue.  In addition, the combined AMC and WE advertising revenue increased 63% from the year-earlier period.  Advertising revenue now comprises 28% and 42% of AMC’s and WE’s total revenue, respectively.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida, Fox Sports Net Ohio, Fox Sports Net Chicago and Fox Sports Net Bay Area (Chicago and Bay Area were consolidated effective December 12, 2003) and are 60% owned by Rainbow.  First quarter 2004 net revenues rose to $96.2 million from $35.5 million in the prior year period.  Operating income increased to $21.7 million from $6.8 million and AOCF increased to $26.7 million from $9.7 million, both compared to the prior year period.  The strong first quarter results reflect the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area in December 2003, higher affiliate fee revenue and the timing of certain affiliate settlements.  The combined Fox Sports Net Chicago and Fox Sports Net Bay Area revenue and AOCF in the first quarter of 2003 was $44.4 million and $4.4 million, respectively.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow start-up ventures.  First quarter net revenues increased 17% to $50.2 million, and the operating loss for the quarter declined to $24.4 million compared to an operating loss of $33.0 million for the year-earlier period.  The AOCF deficit for the quarter totaled $11.2 million compared to an AOCF deficit of $19.3 million for the prior year period.  The higher revenue and lower AOCF deficit were attributable to: an increase in fuse affiliate revenue resulting from an 18% increase in the number of fuse viewing subscribers, which now surpass 30 million; revenue growth at IFC Films resulting from theatrical releases and home video sales; and, lower expense levels at several of the programming services resulting from reductions in certain operating expenses implemented in 2003.

Rainbow DBS – VOOM

Rainbow DBS launched its VOOM service on October 15, 2003.  As of April 30, 2004, this business had approximately 8,000 activated customers.  For the first quarter of 2004, the satellite services division reported net revenues of $1.0 million consisting primarily of sales of satellite receivers and related equipment.  No revenues were recorded for the same period in 2003, as the service had not yet launched.  The operating loss for the first quarter totaled $54.8 million compared to an operating loss of $1.7 million in the year-earlier period. The AOCF deficit for the quarter was $45.0 million compared to $1.7 million in the year-earlier period. The operating loss and AOCF deficit were primarily attributable to costs to develop content for the VOOM high definition channels, marketing and subscriber acquisition costs and general and administrative expenses.

Madison Square Garden

Madison Square Garden’s businesses include MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex, and Radio City Music Hall.  Madison Square Garden’s first quarter revenue declined 2% to $204.5 million due to fewer live event bookings compared to the prior year period.  The operating loss for the first quarter totaled $34.8 million compared to an operating loss of $1.8 million in the prior year period.  The first quarter AOCF deficit was $19.8 million compared to AOCF of $14.2 million in the prior year period.  The higher operating loss and AOCF deficit were primarily due to higher player compensation related expenses and lower live event revenue.

Theatres

For the three month period ended March 31, 2004 net revenue for Clearview Cinemas totaled $17.5 million, a 6% decline compared to $18.6 million in the year-earlier period.  The operating loss was $2.0 million compared to an operating loss of $0.7 million in the prior year period.  The AOCF deficit for the first quarter was $0.1 million compared to AOCF of $1.1 million in the prior year period.

Other

The Other AOCF deficit totaled $18.6 million for the first quarter compared to an AOCF deficit of $0.4 million in the prior year period.  The first quarter’s AOCF deficit was primarily due to certain one-time senior management retirement costs and management bonuses.  The company expects to record an Other AOCF deficit of approximately $40 million for the full year 2004.

Recent Developments

Redemption of Debt and Preferred Stock

In April 2004, Cablevision Systems Corporation issued $1.0 billion aggregate principal amount of 8.0% senior notes due 2012 and $500 million aggregate principal amount of its senior floating rate notes due 2009.  In addition, CSC Holdings, Inc., issued $500 million aggregate principal amount of 6.75% senior notes due 2012.

In May 2004, CSC Holdings used the proceeds from these offerings to redeem all of the following securities: its 11-3/4% Series H Redeemable Exchangeable Preferred Stock; its 11-1/8% Series M Redeemable Exchangeable Preferred Stock; its 9-7/8% Senior Subordinated Debentures due 2013; and its 9-7/8% Senior Subordinated Debentures due 2023.

2004 Outlook

The company affirms the previously issued 2004 guidance outlined below:

Telecommunications

Basic video subscriber growth of approximately 0.5%

New revenue generating unit (RGU) net additions between 850,000 and 900,000

Total revenue to increase between 12% and 14%

Adjusted operating cash flow to increase between 13% and 15%

Capital expenditures for Telecommunications and corporate of approximately $600 million

Free cash flow positive in the fourth quarter of 2004 and modestly negative for the full year

Rainbow Media

National Networks (AMC/IFC/WE)

Total revenue to increase between 10% and 12%

Adjusted operating cash flow to increase between 14% and 16%

Consolidated Regional Sports

2004 guidance for revenue and adjusted operating cash flow treats the acquisition of Fox Sports Net Chicago and Fox Sports Net Bay Area as though both were consolidated on January 1, 2003.

Total revenue to increase between 4% and 6% (2% - 3% after giving effect to the timing of certain affiliate settlements)

Adjusted operating cash flow to increase between 18% and 20% (10 - 12% after giving effect to the timing of certain affiliate settlements)

Rainbow Developing

Adjusted operating cash flow deficit of approximately $70 million

Other

Other adjusted operating cash flow deficit of approximately $40 million

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income, please see page 6 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve more than 3 million households in the New York metropolitan area.  The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television offering, Optimum Online high-speed Internet service, Optimum Voice digital voice-over-cable service, and its Lightpath integrated business communications services.  Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks.  Rainbow also is a 50 percent partner in Fox Sports Net.  In 2003, Cablevision’s Rainbow DBS launched its VOOM satellite service, the first service to offer a comprehensive array of high-definition (HD) television programming.  In addition to its telecommunications and programming businesses, Cablevision is the controlling owner of Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Frank J. Golden
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 1Q 2004 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 582-2700

Conference call replay number (973) 341-3080/ pin #4692643 until May 17, 2004

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (a)

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003 (a)

Revenues, net	$1,187,137	$1,000,951

Adjusted operating cash flow	$267,745	$290,777
Stock plan expense	(11,001)	(6,983)
Restructuring credits (charges)	(2,790)	4,464
Operating income before depreciation and amortization	253,954	288,258
Depreciation and amortization	263,519	256,688
Operating income (loss)	(9,565)	31,570

Other income (expense):
Interest expense, net (b)	(176,187)	(123,830)
Equity in net loss of affiliates	(2,990)	(8,183)
Gain on investments, net	14,622	7,385
Gain (loss) on derivative contracts, net	1,387	(10,708)
Minority interests	4,335	(55,541)
Other items, net	(1,736)	(1,288)
Loss from continuing operations before income taxes	(170,134)	(160,595)
Income tax benefit	58,400	29,217
Loss from continuing operations	(111,734)	(131,378)
Loss from discontinued operations, net of taxes (including loss of $12,844 on the sale of the retail electronics business in 2003)	(810)	(19,944)
Loss before extraordinary item	(112,544)	(151,322)
Extraordinary loss on investment, net of taxes	(7,436)	—
Net loss	$(119,980)	$(151,322)

LOSS PER SHARE:

Basic and diluted net loss per share:

Loss from continuing operations	$(0.39)	$(0.47)

Loss from discontinued operations	$—	$(0.07)

Extraordinary loss	$(0.03)	$—

Net loss	$(0.42)	$(0.54)

Basic weighted average common shares (in thousands)	286,842	281,742

(a)                      Results for the 2003 period have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods.

(b)                     Includes a $43.6 million reclassification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock for the three months ended March 31, 2004, as a result of the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003.

ADJUSTMENTS TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation and amortization in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of variable stock options, stock appreciation rights granted under our employee stock option plan and a charge related to the issuance of restricted shares.

•                  Restructuring charges (credits).  This adjustment eliminates the charges or credits recorded that are associated with costs related to the elimination of positions, facility realignment, reduction in required digital set top box commitments and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

Actual March 31, 2004

CAPITALIZATION

Cash	$205,334

Bank debt	2,332,437
Collateralized indebtedness	1,631,314
Senior notes and debentures	3,692,931
Subordinated notes and debentures	599,221
Notes payable	150,000
Capital lease obligations	80,764
Redeemable preferred stock	1,544,294
Exchangeable preferred stock	80,001
Debt and preferred stock	$10,110,962

LEVERAGE

Debt and preferred stock	$10,110,962
Less: collateralized indebtedness (1), exchangeable preferred stock (1) and cash	1,916,649
Net debt and redeemable preferred stock	$8,194,313

	Actual
Consolidated net debt and redeemable preferred/adjusted operating cash flow (2) (3)	6.6	x
Restricted Group leverage (Bank Test)	5.5	x
Notes and debentures ratio (4)	5.8	x

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.  Exchangeable preferred stock is excluded from the leverage calculation, as it is exchangeable into either common stock or payable in cash at the company’s option.

(2)                      Madison Square Garden adjusted operating cash flow is based on a trailing 12 months due to its seasonal nature.

(3)                      Rainbow DBS adjusted operating cash flow is based on a trailing 12 months for purposes of calculating leverage as it is a newly launched business.

(4)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the notes and debentures were issued.  In March, due to the different treatment of certain charges recorded in March, the operating cash flow used in the Restricted Group bank leverage test was $1,101,400 and for the CSC Holdings indentures was $1,036,900.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES (a)

	Three Months Ended March 31,		%
	2004	2003 (a)	Change

Consumer Services	$697,307	$594,619	17.3%
Business Services	47,079	43,312	8.7%
Eliminations (b)	(4,318)	(4,127)	(4.6)%
Total Telecommunications	740,068	633,804	16.8%
AMC/IFC/WE	126,180	104,271	21.0%
Consolidated Regional Sports	96,204	35,545	170.7%
Subtotal Core Networks	222,384	139,816	59.1%
Developing/Other	50,212	42,783	17.4%
Eliminations (b)	(9,184)	(5,775)	(59.0)%
Total Rainbow	263,412	176,824	49.0%
MSG	204,517	208,406	(1.9)%
Rainbow DBS	1,014	—	—
Theatres	17,479	18,587	(6.0)%
Eliminations (c)	(39,353)	(36,670)	(7.3)%
Total Cablevision	$1,187,137	$1,000,951	18.6%

(a)                      Net revenues for 2003 have been restated to reflect the impact of adjustments resulting from the investigation.

(b)                     Represents intra-segment revenues.

(c)                      Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW (a)

	Operating Income (Loss)			Adjusted Operating Cash Flow (b)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2004	2003 (a)	Change	2004	2003 (a)	Change

Consumer Services	$88,401	$50,705	74.3%	$257,979	$227,738	13.3%
Business Services	(3,598)	(3,563)	(1.0)%	17,068	15,151	12.7%
Total Telecommunications	84,803	47,142	79.9%	275,047	242,889	13.2%
AMC/IFC/WE	44,277	38,093	16.2%	60,673	44,255	37.1%
Consolidated Regional Sports	21,662	6,828	—	26,712	9,713	175.0%
Subtotal Core Networks	65,939	44,921	46.8%	87,385	53,968	61.9%
Developing/Other	(24,384)	(33,007)	26.1%	(11,209)	(19,264)	41.8%
Total Rainbow	41,555	11,914	—	76,176	34,704	119.5%
MSG	(34,753)	(1,848)	—	(19,822)	14,153	—
Rainbow DBS	(54,807)	(1,738)	—	(44,964)	(1,650)	—
Theatres	(2,045)	(720)	(184.0)%	(88)	1,113	(107.9)%
Other	(44,318)	(23,180)	(91.2)%	(18,604)	(432)	—
Total Cablevision	$(9,565)	$31,570	(130.3)%	$267,745	$290,777	(7.9)%

(a)                      Results for 2003 have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods.

(b)                     Adjusted operating cash flow excludes restructuring charges (credits) of $2.8 million and $(4.5) million in the three months ended March 31, 2004 and 2003, respectively.  It also excludes stock plan expense of $11.0 million and $7.0 million in the three months ended March 31, 2004 and 2003, respectively.  Adjusted operating cash flow includes long-term incentive plan expenses of $13.6 million and $5.5 million in the three months ended March 31, 2004 and 2003, respectively.  The long-term incentive plan expenses are cash awards to senior executives of the company that vest over varying periods, some of which are performance based.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
CONSUMER SERVICES

Homes Passed	4,407,735	4,400,895	4,375,355
Basic Video Customers *	2,941,180	2,942,000	2,951,660
Digital Video Customers	1,055,720	905,495	401,420
High-Speed Data Customers	1,128,930	1,057,020	852,835
Voice Customers	70,815	28,650	—
Residential Telephone Customers	10,645	11,185	12,000
Total Revenue Generating Units	5,207,290	4,944,350	4,217,915
Basic Video Penetration	66.7%	66.9%	67.5%
Customer Relationships (a)	3,046,765	3,039,160	3,015,340

iO - Digital Video

Customers	1,055,720	905,495	401,420
Penetration of Basic Video Customers	35.9%	30.8%	13.6%

Optimum Online - High-Speed Data

Customers (b)	1,128,930	1,057,020	852,835
Penetration of Homes Passed	25.6%	24.0%	22.3%

Optimum Voice - Voice

Customers	70,815	28,650	—
Penetration of Homes Passed	1.6%	0.7%	—

Optimum Telephone - Residential

Customers	10,645	11,185	12,000

Consumer Revenues for the three months ended (dollars in millions, except per customer data)

Video (c)	$526	$507	$478
Advertising	20	30	19
Other (d)	4	4	4
Total Video Revenues	550	541	501
High-Speed Data	135	129	88
Residential Telephone and Other	12	10	6
Total Consumer Revenue	$697	$680	$595
Average Consumer Revenue per Basic Video Customer	$79.02	$76.76	$67.02

BUSINESS SERVICES

Buildings on-net	1,670	1,655	1,525
Access Lines	135,625	142,690	140,035
Fiber Miles	119,940	119,405	112,905
Route Miles	2,334	2,320	2,215

*          Reflects a December 31, 2003 subscriber adjustment of 1,575.

(a)       Number of customers who receive at least one type of service without regard to which service they subscribe.

(b)       Includes 28,100 business modem customers as of March 31, 2004, 25,700 as of December 31, 2003 and 18,600 as of March 31, 2003.

(c)       Video revenue includes analog, digital, PPV and VOD revenue.

(d)       Includes installation revenue, guide revenue, and other product offerings.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS (Cont'd)

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$101,385	$101,104
Scalable infrastructure	6,516	12,381
Line extensions	5,038	4,239
Upgrade/rebuild	725	24,328
Support	5,289	3,914
Total Consumer	118,953	145,966
Commercial	9,034	9,063
Total Telecommunications	127,987	155,029
Rainbow	3,383	1,055
MSG	539	903
Rainbow DBS	7,229	4,796
Other	1,973	4,493
Total Cablevision	$141,111	$166,276

	Viewing Subscribers March 31,		Basic Subscribers March 31,
	2004	2003	2004	2003
	(in thousands)
SUBSCRIBERS

AMC	74,800	72,800	82,400	80,500
WE	47,700	43,700	69,900	66,400
IFC	32,000	26,800	71,700	66,900
fuse	31,500	26,600	63,900	59,100
Consolidated Regional Sports (Florida, Ohio, Bay Area & Chicago)	15,500	14,800	16,800	16,100
Non-Consolidated Fox Sports Networks (New England)	3,600	3,600	4,200	4,100
Fox Sports Net	75,500	74,600	88,900	83,000